UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2012

PEDIATRX INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

405 Trimmer Road, Suite 200, Califon, NJ	07830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 975-0753

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Pursuant to the binding Term Sheet with Apricus Biosciences, Inc. announced by our company in our Current Report on Form 8-K dated January 26, 2012, we have entered into three definitive agreements and one side letter with Apricus, all dated February 21, 2012. These agreements consist of: (1) a Co-Promotion Agreement in the United States for Granisol®, (2) an assignment of our Co-Promotion Agreement with Bi-Coastal Pharmaceutical Corp. (“Bi-Coastal”) for Aquoral™ (the “Assignment Agreement”) and (3) an Asset Purchase Agreement pursuant to which we sold to Apricus all of our rights related to Granisol outside of the United States.

Under the Co-Promotion Agreement, we have granted to Apricus the exclusive right to commercialize Granisol in six U.S. states and the non-exclusive right to commercialize Granisol in all other U.S. states, in addition to the right to manufacture Granisol. In addition, we have agreed that, for a period of five years from the effective date of the Co-Promotion Agreement, we will not license any co-promotion rights in the non-exclusive states to any third party. We have retained the right to commercialize Granisol in the non-exclusive states. We will book sales in the non-exclusive states that we generate through our own promotional efforts. Each party has agreed to cooperate with the other in respect of promotional materials and efforts on terms specified in the Co-Promotion Agreement.

The initial term of the Co-Promotion Agreement is for a period of ten years from the effective date, though it may be terminated prior to expiration under certain conditions. If the Co-Promotion Agreement is terminated by us prior to the end of the initial term, we will be required to pay to Apricus an amount based upon a varying percentage of our net operating income related to Granisol for a period subsequent to termination depending upon when the termination occurs.

Under the Assignment Agreement, we have assigned all of our rights and responsibilities under our co-promotion agreement with Bi-Coastal for Aquoral, and Apricus has assumed all rights and responsibilities under the co-promotion agreement as of the effective date. Bi-Coastal has consented to the assignment of the co-promotion agreement.

Under the Asset Purchase Agreement we have sold to Apricus all of our rights related to Granisol in all countries and territories outside of the United States. We have also agreed that we and our officers and directors will not compete in the field of anti-emetic products in certain areas outside of the United States.

As consideration for entering into these three Agreements we have received an initial payment of $325,000 from Apricus. The agreements also provide for the payment to our company of a royalty that will be calculated based upon Apricus’ U.S. generated net operating income related to Granisol.

The binding term sheet between our company and Apricus contemplates, in addition to the transactions reflected in the three agreements described above, a non-binding expression of interest in the merger of our company with Apricus. The side letter referred to above refines the timing with respect to the parties’ agreement – which is contained in the binding term sheet - that Apricus will pay to our company a ‘break-up fee” (in the form of restricted stock of Apricus having a value, as of a specified date, of $1,000,000) if our two companies do not merge by June 1, 2012, (or such other date as may be mutually agreed to by the Parties) unless, prior to that date, we file for bankruptcy or the Granisol asset is materially impaired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRX INC.

ss/ Cameron Durrant
Cameron Durrant
President, Chief Executive Officer and Director

Date: February 24, 2012